SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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World Wrestling Entertainment, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1241 East Main Street
Stamford, Connecticut 06902

Dear WWE Stockholder:	March 12, 2015

You are cordially invited to attend WWE’s 2015 Annual Meeting of Stockholders. The meeting will be held on April 23, 2015, at Hilton Stamford Hotel, One First Stamford Place, Stamford, CT 06902 beginning at 10:00 a.m. Eastern Time. Details of the business to be conducted at this year’s Annual Meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

As a stockholder, you are being asked to vote on important matters. Whether or not you plan to attend the Annual Meeting of Stockholders, your vote is important. We therefore encourage you to vote. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please promptly submit your proxy. We also invite you to utilize the convenience of Internet voting at the website indicated on the enclosed proxy card. Alternatively, you can vote by telephone or complete, sign, date and promptly return via mail the enclosed proxy card. If you attend the meeting and wish to vote in person, you will have the opportunity to do so, even if you have already voted.

On behalf of the WWE Board of Directors, I greatly appreciate your continued support.

Sincerely,

Vincent K. McMahon Chairman and Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. The meeting will be limited to stockholders (or their authorized representatives) having evidence of their stock ownership. If you plan to attend the Annual Meeting in person, you will need to obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement or copy of your stock certificate, to WWE, 1241 E. Main Street, Stamford, CT 06902, Attention: Corporate Secretary. If you do not obtain an admission ticket, you must show proof of your ownership at the registration tables at the door. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid government-issued photo identification, such as a driver’s license or passport, to enter the meeting. These procedures may require additional time, so please plan accordingly. Cameras, recording devices and other electronic devices will not be permitted, and cell phones may not be used for these purposes. The Annual Meeting will start promptly at 10:00 a.m. Eastern Time. To avoid disruption, admission may be limited once the meeting begins.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

The Annual Meeting (the “Annual Meeting”) of Stockholders of World Wrestling Entertainment, Inc., a Delaware corporation (“WWE” or the “Company”), will be held on April 23, 2015 at Hilton Stamford Hotel, One First Stamford Place, Stamford, CT 06902 at 10:00 a.m. Eastern Time. The purpose of the Annual Meeting, as described in the attached Proxy Statement is as follows:

1.	To elect ten Directors to serve until the Company’s next Annual Meeting and until their successors are elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.	To hold an advisory vote to approve executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting.

The close of business on February 27, 2015 is the record date for determining stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement of the meeting.

Whether or not you plan to attend the Annual Meeting in person, your vote is important. We therefore urge you to vote by Internet, phone or mail by following the instructions set forth herein.

By the Order of the Board of Directors,

Vincent K. McMahon Chairman and Chief Executive Officer

Stamford, Connecticut
March 12, 2015

PROXY STATEMENT
Annual Meeting of Stockholders
Thursday, April 23, 2015

The enclosed proxy is solicited on behalf of WWE’s Board of Directors in connection with our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, April 23, 2015, at 10:00 a.m. Eastern Time or any adjournment or postponement of this meeting. The Annual Meeting will be held at Hilton Stamford Hotel, One First Stamford Place, Stamford, CT 06902. Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide electronic access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s record and beneficial stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the costs and environmental impact of printing proxy materials. We intend to mail the Notice on or about March 12, 2015, to each stockholder entitled to vote at our Annual Meeting.

We will pay all costs of this proxy solicitation. Directors or officers, or other WWE employees, may also solicit proxies in person or by mail, telephone or fax.

Only holders of record of our Class A common stock and Class B common stock at the close of business on February 27, 2015 (the “record date”), will be entitled to notice of and to vote at our Annual Meeting. At the close of business on the record date, 33,232,110 shares of Class A common stock and 42,298,437 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as “Common Stock.”

A majority of the collective voting power represented by our Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Election of nominees to the Board is decided by plurality vote. The affirmative vote of a majority of the shares present and entitled to vote at the meeting is required to approve proposals 2 and 3. Proposal 3 is an advisory vote only and as discussed in more detail below, the voting result is not binding on us. Under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name as a nominee, and does not receive voting instructions from you, the broker is permitted to vote your shares only on the ratification of the appointment of the independent registered public accounting firm (Proposal 2). When a broker does not receive voting instructions and either declines to exercise discretionary voting or is barred from doing so under NYSE rules, the missing votes are referred to as “broker non-votes.” Other unvoted shares in returned proxies will be voted in accordance with the Board recommendations set forth in this proxy statement. Both abstentions and broker non-votes in returned proxies will be counted for purposes of determining the presence or absence of a quorum at the meeting. Broker non-votes are not, however, considered present and entitled to vote and will have no effect on the voting results for any of the proposals. An abstention in a returned proxy on either of proposals 2 or 3 identified above will have the effect of a vote against that proposal. The Board of Directors recommends that you vote FOR the election of each of the nominees for Director, FOR the ratification of our independent registered public accounting firm, and FOR the advisory approval of our executive compensation.

If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter that is received by us no later than Wednesday, April 22, 2015 that states that the proxy is revoked, and by timely executing and delivering, by mail, Internet or telephone, a later-dated proxy or by attending our Annual Meeting and voting in person. While the Company does not plan to disseminate information concerning your vote, proxies given by stockholders of record will not be confidential. The voting instructions of beneficial owners will only be available to the beneficial owner’s nominee and will not be disclosed to us unless required by law or requested by you. If you are a stockholder of record and write comments on your proxy card, your comments will be provided to us.

Vote by Internet:

The Company strongly prefers that you utilize our convenient Internet voting system which you can access and use whether you live in the United States or elsewhere. The website for Internet voting is printed on both the Notice and the proxy card. Internet voting is available 24 hours a day until 11:59 P.M. on April 22, 2015. You will be given the opportunity to confirm that your instructions have been properly recorded. While at the site, you will be able to enroll in our electronic delivery program, which will ensure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs. If you vote via the Internet, please do NOT return your proxy card.

Vote by Telephone:

You can also vote your shares by calling the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 P.M. on April 22, 2015. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please do NOT return your proxy card.

Vote by Mail:

If you choose to vote by mail, please mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

PROPOSAL 1—ELECTION OF DIRECTORS

Stockholders will elect ten Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders and until a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the nominees listed below, unless otherwise instructed in the proxy. Each nominee is currently a Director. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares represented by a proxy for the remaining nominees and, if there is one, for an alternate person duly nominated by our Board of Directors.

		Current Position	Committee	Committee After Annual	Director
Director/Nominee	Age	with Company	(current)(1)	Meeting	Since
Vincent K. McMahon	69	Chairman of	Executive	Executive (Chair)	1980
		the Board and	(Chair)
		Chief Executive
		Officer
Stephanie McMahon	38	Chief Brand	Executive	Executive	2015
		Officer
Paul Levesque	45	EVP, Talent,	Executive	Executive	2015
		Live Events &
		Creative
Stuart U. Goldfarb(2)	60	—	Audit	Audit; Governance &	2011
				Nominating
Patricia A. Gottesman(2)	56	—	Compensation	Governance &	2011
				Nominating (Chair)
Laureen Ong(2)	62	—	—	Compensation	2014
Joseph H. Perkins(2)	79	—	Governance &	Governance &	1999
			Nominating;	Nominating
			Compensation
Robyn W. Peterson(2)	39	—	—	—	2015
Frank A. Riddick, III(2)	58	—	Audit (Chair);	Compensation	2008
			Governance &	(Chair); Audit
			Nominating
Jeffrey R. Speed(2)	52	—	Governance	Audit (Chair);	2008
			& Nominating	Compensation
			(Chair); Audit
____________________

(1)	David Kenin, who is not a current nominee, is retiring from the Board after having served since the Company went public in 1999. Mr. Kenin will continue to serve on the Board and as Chair of the Compensation Committee until the Annual Meeting.

(2)	Independent Director.

Vincent K. McMahon, co-founder of our Company, is Chairman of the Board of Directors and Chief Executive Officer and Chair of the Executive Committee.

Stephanie McMahon has served as our Chief Brand Officer since November 2013. Prior to that, she was Executive Vice President, Creative, from May 2007; our Senior Vice President, Creative Writing, from June 2005 to May 2007; and before that, Vice President, Creative Writing. Ms. McMahon started with the Company in 1998. Ms. McMahon writes, produces and directs for our television programming and performs as an on-air personality. She has overseen multiple business areas for the Company including its Creative, Talent

Relations, Talent Brand Management, Live Events, Digital, Social and Mobile businesses. Ms. McMahon is the wife of Paul Levesque and the daughter of Vincent McMahon. Ms. McMahon is a member of the Executive Committee and has been a Director of the Company since February 2015.

Paul Levesque has been our Executive Vice President, Talent, Live Events & Creative since August 2011. In this role, he oversees our talent relations and talent development departments, including worldwide recruitment and training of the WWE Superstars and Divas. Mr. Levesque developed and oversees the Company’s state of the art training facility which opened in 2013 in Orlando, Florida. He also supervises the Company’s live event operations. In addition to his executive duties, Mr. Levesque has continually had an integral role in the Company’s creative process, helping shape the creative direction and storylines of WWE’s programming. Mr. Levesque debuted as a WWE Superstar in 1995 and has captured every major championship, headlined thousands of WWE events, and entertained millions around the world. He is the national spokesperson for Muscular Dystrophy’s “Make a Muscle, Make a Difference” campaign. Mr. Levesque has had starring roles in commercials, television programs, talk shows and feature-length films. He is author of Make the Game: Triple H’s Approach to a Better Body. Mr. Levesque is the husband of Stephanie McMahon and the son-in-law of Vincent McMahon. Mr. Levesque is a member of the Executive Committee and has been a Director of the Company since February 2015.

Stuart U. Goldfarb is a member of our Audit Committee and, following his re-election at the Annual Meeting, will also be a member of our Governance & Nominating Committee. Since January 2014, Mr. Goldfarb has been Co-founder and Partner of Melo7 Tech Partners, LLC, which was founded by Carmelo Anthony and Mr. Goldfarb to invest in and develop opportunities primarily in early stage digital media, consumer internet and technology ventures. Prior to this, from January 2012, Mr. Goldfarb was President of Fullbridge, Inc., a provider of an accelerated, rigorous business education program. From June 2011 until January 2012, Mr. Goldfarb was President and Chief Executive Officer of Atrinsic, Inc., a marketer of direct-to-consumer subscription products and an Internet search marketing agency. Mr. Goldfarb has served as a director of Atrinsic since January 2010. In June 2012, Atrinsic filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. The filing was precipitated by Atrinsic’s cessation of certain businesses and its inability to raise financing. From November 2009 to June 2011, Mr. Goldfarb was a Partner in Unbound Partners LLC, a marketing and management consulting firm. From 2001 to 2009, Mr. Goldfarb was President and Chief Executive Officer of Direct Brands, Inc. Under his leadership, the company grew to be the world’s largest direct marketer of music, DVDs and books, with household brands such as Columbia House, BMG Music, Doubleday Book Club, Book-of-the-Month-Club and cdnow.com. Prior to that, Mr. Goldfarb was President and Chief Executive Officer of bol.com, Bertelsmann’s premier online retailer of books and music, doing business in 18 European and Asian countries. Before joining Bertelsmann, he was Vice Chairman of Value Vision International, a cable TV home shopping and e-commerce company. He was formerly Executive Vice President, Worldwide Business Development at NBC.

Patricia A. Gottesman is a member of our Compensation Committee. Following her re-election at the Annual Meeting, she will leave the Compensation Committee and will become Chair of our Governance & Nominating Committee. From February 2011 until August 2012, Ms. Gottesman was President and Chief Executive Officer of Crimson Hexagon, a social intelligence company in the vanguard of online media monitoring and analysis. From April 2008 to January 2011, she was founder and principal of Omnibus, an international media and technology practice. Prior to that, Ms. Gottesman was with Cablevision Systems Corporation for almost 30 years, most recently as Executive Vice President, Digital Marketing and Commerce.

Laureen Ong will be a member of our Compensation Committee following her re-election at our Annual Meeting. She has been a Director of the Company since June 2014. From April 2010 to October 2013, Ms. Ong served as President, Travel Channel LLC, a subsidiary of Scripps Networks Interactive, Inc. that operates a television network focusing on travel entertainment. From March 2007 to October 2009, she was Chief

Operating Officer of Star Group Limited which produces, broadcasts and distributes television programming via satellite in Asia. From April 2000 to April 2007, Ms. Ong was President of National Geographic Television, during which time she was the chief architect of the launch of its cable television network. Prior thereto, she was a senior executive in several sports and media companies.

Joseph H. Perkins is a member of our Compensation and Governance & Nominating Committees. Following his re-election at the Annual Meeting, he will leave the Compensation Committee but will remain a member of the Governance & Nominating Committee. He was a pioneer in the television syndication of our industry starting more than 50 years ago. Mr. Perkins was President of Communications Consultants, Inc., a provider of television syndication consulting services.

Robyn W. Peterson has been a Director of the Company since February 2015. Since May 2011, Mr. Peterson has been Chief Technology Officer for Mashable Inc., a leading source of news information and resources for the connected generation. From January 2011 to March 2011, Mr. Peterson was Vice President of Product, News and Info for AOL, responsible for product strategy and development of the news, finance and sports sites until AOL’s acquisition of the Huffington Post. From March 2010 to January 2011, Mr. Peterson was Product Director for Next Issue Media LLC, a company formed by five major U.S. publishers to develop, market and deliver interactive digital editions of magazines. Prior thereto, from November 2008, Mr. Peterson was Vice President, Technology and Product for NBC Universal, Inc. Mr. Peterson was previously involved in other digital companies since 1998.

Frank A. Riddick, III is Chair of our Audit Committee and a member of our Governance & Nominating Committee. Following his re-election at the Annual Meeting, Mr. Riddick will be Chair of our Compensation Committee and a member of the Audit Committee. Mr. Riddick has been Chief Executive Officer of Shale-Inland Group LLC, a leading supplier of pipe, valves and related products (“Shale-Inland”) since September 2013, and prior thereto was Chairman and then Executive Chairman of Shale-Inland since March 2012. Mr. Riddick is also currently a member of the Management Advisory Board of Tower Brook Capital Partners, L.P. (“TowerBrook”), a private equity firm. From August 2009 until joining Shale-Inland, Mr. Riddick was Chief Executive Officer of JMC Steel Group, the largest independent steel tubular manufacturer in North America. Prior to that, he was a consultant to TowerBrook. Before joining TowerBrook, he served as President and Chief Executive Officer of Formica Corporation, a manufacturer of surfacing materials, from January 2002 to April 2008. He served as President and Chief Operating Officer of Armstrong Holdings, Inc. from February 2000 to November 2001 and as Chief Financial Officer at Armstrong and its subsidiaries from 1995 to 2000. Mr. Riddick is a member of the board of directors, chairman of the Audit Committee and a member of the Compensation Committee of Geeknet, Inc., the owner and operator of ThinkGeek, an online retailer. Mr. Riddick is a former director of GrafTech International Ltd, a manufacturer of graphite and carbon products, as well as related technical services.

Jeffrey R. Speed is Chair of our Governance & Nominating Committee and a member of our Audit Committee. Following his re-election at the Annual Meeting, he will be Chair of the Audit Committee and a member of the Compensation Committee. He served as Executive Vice President and Chief Financial Officer of Six Flags, Inc., the world’s largest regional theme park operator, from April 2006 until October 2010. In June 2009, Six Flags, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware, and it emerged from those proceedings in May 2010. Prior to joining Six Flags, Mr. Speed spent approximately 13 years with The Walt Disney Company, serving from 2003 until 2006 as Senior Vice President and Chief Financial Officer of Euro Disney SAS, the publicly-traded operator of the Disneyland Resort Paris, the number one tourist destination in Europe. Prior to that, Mr. Speed spent approximately nine years with the public accounting firm of Price Waterhouse (now PriceWaterhouseCoopers).

Other Executive Officers

Each of the following executive officers will serve in such capacity until the next Annual Meeting of Stockholders or until earlier termination or removal from office. No understandings or arrangements exist between the officers and any other person pursuant to which he or she was selected as an officer.

Name	Age	Position with Company	With Company Since
George A. Barrios	49	Chief Strategy &	2008
		Financial Officer
Michelle D. Wilson	49	Chief Revenue & Marketing Officer	2009
Kevin Dunn	54	Executive Producer & Chief Global	1984
		Television Producer
Casey Collins	42	EVP, Consumer Products	2012
Michael J. Luisi	49	President, WWE Studios	2011
Gerrit Meier	44	EVP, International	2013
Basil V. DeVito, Jr.	60	Sr. Advisor, Business Strategy	1985

George A. Barrios has served as our Chief Strategy & Financial Officer since November 2013, and Chief Financial Officer since March 2008. Before that, Mr. Barrios was Vice President and Treasurer of The New York Times Company since January 2007. Mr. Barrios joined The New York Times Company in 2002 as Chief Financial Officer of a subsidiary which published, among other things, The Boston Globe. Prior to that, he was President and Chief Operating Officer of Netsilicon, Inc., a publicly-held software development company, where he helped to stabilize the business prior to its merger. From 1994 to 2000, Mr. Barrios served in several senior capacities for Praxair, Inc., a large supplier of industrial gasses.

Michelle D. Wilson has served as our Chief Revenue & Marketing Officer since November 2013, and Chief Marketing Officer since February 2009. Before that, Ms. Wilson was Chief Marketing Officer of the United States Tennis Association since 2001. From 2000 to 2001, she was Vice President of Marketing for the XFL, our former professional football league (the “XFL”). Before that, Ms. Wilson held positions at the National Basketball Association in its domestic and international consumer products groups.

Kevin Dunn has been Executive Producer & Chief Global Television Production since July 2014 and, prior thereto Executive Producer since November 2013, and Executive Vice President, Television Production, since July 2003. Before that, Mr. Dunn served as our Executive Producer for 11 years.

Casey Collins has served as our Executive Vice President, Consumer Products since July 2012. Prior to joining WWE, Mr. Collins was Executive Vice President, Global Licensing & Entertainment at MGA Entertainment, where he oversaw the entertainment, consumer products, retail development and promotions divisions. Before joining MGA Entertainment, Mr. Collins spent 10 years at Lucasfilm Ltd. beginning March 2001, where he was responsible for the management of Lucasfilm’s domestic and international licensing and retail merchandise programs.

Michael J. Luisi has served as President, WWE Studios since September 2011 and was previously our Executive Vice President of Business Development, General Counsel and Secretary from January 2011 to January 2013. Before that, Mr. Luisi was with Miramax Films, a film production and distribution company which, until late 2010, was a subsidiary of The Walt Disney Company (“Miramax”). At Miramax, Mr. Luisi was Executive Vice President, Worldwide Operations, beginning October 2008. Before that, he was Executive Vice President, Business Affairs and Operations, from January 2006. Mr. Luisi joined Miramax in 1998.

Gerrit Meier has served as our Executive Vice President, International since March 2013. In this role, he is responsible for our business outside of the United States where he focuses on growing WWE’s brand through expanding our television distribution agreements, WWE’s merchandising, live events, digital and publishing operations. He has been actively involved in global media and entertainment for almost 20 years and has helped content and distribution companies grow within the context of rapidly changing consumer behavior and a quickly evolving digital paradigm. Prior to joining WWE, Mr. Meier was Global General Manager, Distribution and Partnerships, Spotify, beginning October 2011, and Chief Operating Officer, Digital, for Clear Channel Media & Entertainment from March 2005 until October 2011. Before that, Mr. Meier held senior positions at EMI Music, BMG and Bertelsmann and worked for Accenture’s Media and Entertainment Practice.

Basil V. DeVito, Jr. has served as our Senior Advisor, Business Strategies since 2003, in which role he has assisted in obtaining placement for WWE television programming in North America. Prior to that, he managed several WWE departments and served as our Chief Operating Officer and as President of the XFL. Mr. DeVito has been with the Company in various capacities over the past 25 years.

The Board and Committees

Our Board has standing Audit, Compensation and Governance & Nominating Committees. During the year ended December 31, 2014, there were 8 meetings of the Board of Directors, 9 meetings of the Audit Committee, 7 meetings of the Compensation Committee, and 7 meetings of the Governance & Nominating Committee. Under our Corporate Governance Guidelines, Directors are expected to prepare for and attend meetings of the Board and committees on which they sit. Each Director attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served. Directors are also expected to attend the Company’s Annual Meeting of Stockholders, and all members attended last year’s meeting.

Independent Directors. Each year our Board conducts a review to determine which of our Directors qualify as independent. Based on our most recent review, the seven members of our Board noted in the table above (Stuart U. Goldfarb, Patricia A. Gottesman, Laureen Ong, Joseph H. Perkins, Robyn W. Peterson, Frank A. Riddick, III and Jeffrey R. Speed) qualified as independent under the NYSE and SEC regulations for Board members as well as those regulations, as applicable, relating to their role on the Audit, Compensation and/or Governance & Nominating Committee(s). These are the standards we use to determine independence. None of these independent Directors has any relationship with the Company other than their Director/Committee memberships. Our Audit, Compensation and Governance & Nominating Committees consist solely of independent Directors. The Company does not currently have a lead independent director, although we may consider appointing one in the future as noted below.

NYSE Listing Standards. Certain provisions of the corporate governance rules of the NYSE are not applicable to “controlled companies.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the beneficial ownership by Mr. McMahon of approximately 52% of the Company’s outstanding equity and control of approximately 73% of the combined voting power of our Common Stock. As a “controlled company,” the Company is exempt from the NYSE listing standards of having a majority of independent directors and independent compensation and governance & nominating committees. However, the Company currently does not avail itself of these “controlled company” exemptions.

Board Structure and Risk Management. Mr. McMahon serves as both our Chairman and Chief Executive Officer. The Board believes that the unique blend of creativity, entrepreneurship and management skills required to act as Chief Executive Officer at the Company would make filling this position extremely difficult. As a practical matter, Mr. McMahon’s combined role as Chairman and Chief Executive Officer reflects the larger reality that as the owner of a majority of the Company’s voting stock, management of the Company is within his ultimate control. This notwithstanding, the Board recognizes the very important role it plays in risk oversight and believes that it works well with management to understand and give clear guidance on matters that it considers to pose possible risks to the Company such as entering into new business ventures and other matters disclosed as risk factors in the Company’s Annual Report on Form 10-K. In addition, as described elsewhere in this proxy, certain committees of the Board have primary oversight responsibility for specific risk factors. Examples include (i) Audit Committee oversight of, among other things, SEC filings, internal and external audit functions and related party transactions; (ii) Compensation Committee oversight of compensation matters, including limiting instances where compensation could be tied to excessive risk taking by management; and (iii) Governance & Nominating Committee oversight of corporate governance and the recommendation of a slate of nominees for Director and Committee memberships. The Board believes that the administration of its risk oversight function has not been negatively affected by the Board’s current leadership structure, and the Board believes it appropriately addresses risk factors facing the Company. As noted in last year’s proxy statement, the Company engaged over the past year in a search for one or two new independent Directors. The search resulted in the election of Laureen Ong to the Board in July 2014, and Robyn Peterson in February 2015. In addition, Stephanie McMahon and Paul Levesque were elected to the Board in February 2015. All of these individuals are nominees for election to the Board by stockholders at the Annual Meeting. In connection with this change in Board membership, the Company has decided to rebalance the membership of the Board Committees as set forth above. As the newly organized team of Directors settle into their roles, they may consider appointing a lead independent Director.

Executive Sessions. Under our Corporate Governance Guidelines, the non-management/independent members of the Board meet at least quarterly in executive sessions (i.e. without the presence of management). In practice, most Board and Committee meetings include an executive session. Executive sessions are presided over by the chair of the appropriate Committee, if the principal item to be considered is within a Committee’s scope and, if not, such chairs alternate executive sessions.

Communications with Directors. Interested parties who wish to communicate with a member or members of the Board of Directors, including Committee chairs and the non-management/independent Directors as a group, may do so by addressing their correspondence to such members or group c/o WWE, 1241 East Main Street, Stamford, CT 06902, Attention: Corporate Secretary, and all such communications, which are not solicitations, bulk mail or communications unrelated to Company issues, will be duly forwarded.

Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website (corporate.wwe.com/governance/board.jsp).

Code of Business Conduct. We have adopted a Code of Business Conduct (the “Code”) which applies to all of our Directors, officers and employees, including our Chairman and Chief Executive Officer and senior financial and accounting officers. Our Code requires, among other things, that all of our Directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. In addition, our Code imposes obligations on all of our Directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls. A copy of our Code is posted on our website (corporate.wwe.com/governance/board.jsp). We also plan to disclose any amendments to, and waivers from, the Code on this website.

Audit Committee. We have an Audit Committee meeting the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Until the Annual Meeting, the Audit Committee has consisted of its Chair, Mr. Riddick, and Messrs. Goldfarb and Speed. After the Annual Meeting, the Committee shall have the same members, but Mr. Speed will become Chair. Each of these members satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and to audit committees specifically, and is financially literate, with a working familiarity with basic finance and accounting practices within the meaning of the listing standards of the NYSE. Messrs. Riddick and Speed have accounting and related financial management expertise and are qualified as audit committee financial experts within the meaning of the applicable rules and regulations of the SEC. Each of Messrs. Riddick and Goldfarb serves on the audit committee of one other public company, and Mr. Riddick is chair of the audit committee on which he serves. No Audit Committee member may simultaneously serve on the audit committee of more than three public companies.

The primary purpose of our Audit Committee is to provide assistance to the Board in fulfilling its responsibilities to our stockholders and the investment community relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee’s charter is posted on our website (corporate.wwe.com/governance/board.jsp). The Audit Committee charter states that the Committee will, among other things, fulfill the following obligations:

●	Review and discuss with management and the independent auditors our audited financial statements, quarterly financial statements and all internal control reports (or summaries thereof).
●	Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).
●	Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.
●	Review and discuss earnings press releases with management, including the type and presentation of information, paying particular attention to any use of “pro-forma,” “adjusted” or other information which is not required by generally accepted accounting principles.
●	Review and discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not to be in advance of each earnings release or earnings guidance.
●	Review the regular internal reports (or summaries thereof) to management prepared by the internal auditor(s) and management’s response.
●	Recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.
●	Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.
●	Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee has the ultimate authority to approve all audit engagement fees and terms. The Audit Committee has sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors report directly to the Audit Committee and the Audit Committee shall oversee the resolution of any disagreement between management and the independent auditors in the event that any may arise.
●	Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in Auditing Standard No. 16 and SEC Rule 2-07 of Regulation S-X; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or any access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors.
●	Review audit services and approve in advance non-audit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors. This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports to the extent required by the Exchange Act.
●	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.
●	Prepare the Audit Committee report that the SEC requires be included in this proxy statement.
●	Discuss policies with respect to risk assessment and risk management.
●	Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Compensation Committee. Until the Annual Meeting, our Compensation Committee consisted of its Chair, Mr. David Kenin, Ms. Gottesman and Mr. Perkins. Since he is not a current nominee, Mr. Kenin’s term as Chair will end at the Annual Meeting. After the Annual Meeting, the Compensation Committee will consist of its Chair, Mr. Frank A. Riddick, III, and Ms. Ong and Mr. Speed. Each of the current and former members of the Compensation Committee satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally and compensation committees specifically. The primary purpose of the Compensation Committee is to provide assistance to the Board in evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and procedures. The Compensation Committee’s charter is posted on our website (corporate.wwe.com/governance/board. jsp). The Compensation Committee charter states that the Committee will, among other things, fulfill the following obligations:

●	Approve all employment agreements for the Chairman and Chief Executive Officer and all officers of the Company who either have a title of Senior Vice President or have equal or higher seniority (collectively, the “Executives”).
●	Annually review and approve corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer, evaluating his performance in light of those goals and objectives, and either as a Committee or together with the other independent Directors determine and approve the Chairman and Chief Executive Officer’s compensation level based on this evaluation. In determining the long-term incentive component of the Chairman and Chief Executive Officer’s compensation, the Compensation Committee will consider the Company’s and the individual’s performance, relative total shareholder return, the value of similar incentive awards to chairs and chief executive officers at comparable companies and awards given in past years, among other factors.

●	Annually review and approve for Executives: (i) the annual base salary level, (ii) the annual incentive opportunity level, (iii) the long term incentive opportunity level, (iv) severance arrangements and change in control agreements/provisions in each case when and if appropriate, and (v) any special or supplemental benefits.
●	Annually review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all Directors and Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive and equity-based compensation plans; provided, however, that the Compensation Committee has full decision-making powers with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.
●	Administer the Company’s Amended and Restated 2007 Omnibus Incentive Plan.

The Compensation Committee has authority to hire compensation consultants, independent counsel and other advisors. For the past several years the Committee has consulted with Frederic W. Cook & Co., Inc. (the “Compensation Consultant”). The Compensation Committee annually reviews the Compensation Consultant’s independence and has determined that no conflicts of interest exist.

Compensation Committee Interlocks and Insider Participation. During 2014, no member of the Compensation Committee was an officer or employee of the Company or any of our subsidiaries nor is any such person a former officer of the Company or any of our subsidiaries. In addition, no “compensation committee interlocks,” as described under SEC rules, existed during 2014.

Governance & Nominating Committee. We have a Governance & Nominating Committee. Until the Annual Meeting, the Governance & Nominating Committee consisted of its Chair, Mr. Speed, and Messrs. Perkins and Riddick. After the Annual Meeting, the Governance & Nominating Committee will consist of its Chair, Ms. Patricia Gottesman, and Messrs. Goldfarb and Perkins. Each current and former member satisfies the independence requirements of applicable NYSE and SEC rules relating to independence generally.

The Governance & Nominating Committee operates under a charter. This charter is posted on our website (corporate.wwe.com/governance/board.jsp). Under its charter, the Governance & Nominating Committee responsibilities include:

●	Monitoring the implementation and operation of the Company’s Corporate Governance Guidelines.
●	Reviewing from time to time the adequacy of the Corporate Governance Guidelines in light of broadly accepted practices of corporate governance, emerging governance issues and market and regulatory expectations, and advising and making recommendations to the Board with respect to appropriate modifications.
●	Preparing and supervising the implementation of the Board’s annual review of director independence.
●	Developing an annual self-evaluation process for the Board and Committees, which process is overseen by the Governance & Nominating Committee, and recommending such process to the Board for its approval.
●	Identifying, reviewing and evaluating candidates for election as Director, consistent with criteria approved by the Board, including appropriate inquiries into the background and qualifications of candidates, interviewing potential candidates to determine their qualification and interest, and recommending to the Board nominees for any election of Directors.

●	Recommending to the Board the appointment of Directors to serve as members, and as chairs, of the standing Committees and any other Committees established by the Board.
●	Recommending to the Board appropriate changes to the governance of the Company, including changes to the terms or scope of the Governance & Nominating Committee charter and the Committee’s overall responsibilities.
●	Making recommendations to the Board regarding any duly submitted stockholder proposal.
●	Overseeing the Company’s continuing education program for our Directors.

Nominees for Director. As noted in last year’s proxy statement, during the past year the Company engaged in a search for one or two new independent Board members and elected Laureen Ong to the Board in July 2014 and Robyn Peterson, Stephanie McMahon and Paul Levesque in February 2015. All of these newer members of the Board are nominated for election at the Annual Meeting. While, with these new members, the Board does not currently anticipate the need for additional members, if any search for new members were to occur, the Board would consider candidates, and would follow the same process and use the same criteria for evaluating candidates, irrespective of whether they are suggested by Board members, management and/or stockholders. No stockholder recommendations were received during the Board’s search over the past year. Going forward, any stockholder recommendations would need to be submitted to the Board at our principal address in care of the Corporate Secretary and would need to include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected. If stockholders wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, they would need to fulfill the requirements detailed under “Stockholder Proposals for 2016 Annual Meeting.”

If the Board were to perceive the need for new or additional independent members, it would review potential nominees and decide whether to conduct a full evaluation of any one or more candidates. If additional consideration of one or more nominees were deemed by the Board to be warranted, the Board would request its third party search firm to gather additional information about the prospective nominee’s background and experience. The Board would then evaluate the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the NYSE and applicable regulations of the SEC and such other factors as it deems relevant, including the current composition of the Board, the need for Committee expertise, and the evaluations of other prospective nominees. While there is a general desire at least to maintain, and preferably enhance, the mixture of viewpoints among its members, the Board does not have any specific policy relating to diversity. The Board would also determine when or how to interview the prospective nominee. Each Director would have the opportunity to participate in the consideration of the prospective nominee. The Governance & Nominating Committee oversees this process and recommends any nominees to the full Board. After the Governance & Nominating Committee has completed this process, the Board makes a determination. This is the process the Board followed in connection with its search which resulted in the nominations of Laureen Ong and Robyn Peterson. Stephanie McMahon and Paul Levesque were also approved for election by the Governance & Nominating Committee and elected by the full Board.

The Board believes that its members comprise an appropriate mix of background, diversity and expertise. In particular, Mr. McMahon is a seasoned manager who understands what is necessary for the Company to thrive in the dynamic and competitive markets in which we compete. In particular, he has significant expertise in creative matters, television, talent development and live events, each of which is a critical aspect of our business. As our co-founder, Mr. McMahon has decades of experience overseeing all of our revenue streams. He is familiar with every aspect of our business and industry. Similarly, Ms. McMahon and Mr. Levesque have decades of experience in our Company and have both been important players in all aspects of our creative process, including television, talent and live events. They also have extensive practical experience with many of our revenue streams and are critically involved in our brand development. Of the independent directors, Mr. Goldfarb has more than 25 years of experience in media companies with revenue streams similar to those of the Company. For more than 12 years of his tenure, Mr. Goldfarb has served at the CEO level. He has significant e-commerce and digital experience. Ms. Gottesman has nearly 30 years of senior level experience with a cable television operator. This experience provides the Company insight into the television industry. She also has relevant digital and social networking experience. Ms. Ong has decades of experience as a senior executive in television and Mr. Peterson adds further expertise in the digital space. Mr. Perkins brings substantial experience in the areas of television entertainment, having more than 50 years of experience in the television syndication industry. The digital expertise added to the Board by Messrs. Goldfarb and Peterson and Ms. Gottesman are of particular note in light of WWE Network, the Company’s most important recent undertaking. The television expertise added by Ms. Gottesman and Ong and Mr. Perkins are of note because television (together with live events) has traditionally, and for the foreseeable future will continue to be, at the core of the Company’s business. Messrs. Riddick and Speed bring financial and auditing acumen as both have been chief financial officers of large companies. In the case of Mr. Speed, approximately 20 years of his experience has been spent in media and entertainment companies. The foregoing experience, qualifications and skills led the Board to conclude that each of these members should serve and be nominated for re-election at this year’s Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

World Wrestling Entertainment is an integrated media and entertainment company. We have been involved in the sports entertainment business for over 30 years, and have developed WWE into one of the most popular brands in global entertainment today. We develop unique and creative content centered around our talent and present it via network, television, online and at our live events. At the heart of our success are the athletic and entertainment skills and appeal of our Superstars and Divas, and our consistently innovative and multi-faceted storylines. Our network, live and televised events, digital media, home entertainment, consumer products and feature films provide significant cross-promotion and marketing opportunities that reinforce our brands while effectively reaching our fans.

2014 Highlights. 2014 was an historic year for the Company on many levels and we believe management was highly effective in pushing this change:

●	WWE executed its strategy of developing and launching WWE Network, our direct to consumer subscription network featuring live and on demand content. Shortly after the end of the year, we announced that our subscriber base reached the one million mark.
●	WWE negotiated very significant television rights increases in our most important domestic and international television licenses including (in addition to the United States), the U.K., India, Canada and Latin America.
●	As a result of these transformative efforts, our net revenues grew significantly (by 6.8% year-over-year) in 2014, setting an all-time high at WWE of approximately $543 million.

We believe this record setting revenue points to a validation of our ongoing investment to support the Company’s long-term objectives. Our new television agreements are expected to raise the Company’s revenues significantly in 2015. These agreements became effective between late 2014 and January 1, 2015. As a result, they did not benefit the Company’s operating results materially in 2014. With the increased costs relative to our strategic initiatives, our profitability did soften, with Operating Income Before Depreciation and Amortization, or “OIBDA,” our non-GAAP primary measure of profit, decreasing from $30.4 million in 2013 to a loss of $15.5 million in 2014. By its nature, however, progress towards long-term objectives is not always reflected in strong near-term profits. Management strongly believes in the importance of continued investing in the Company’s business and brand through (i) distribution of our form of sports entertainment through all important media, including digital platforms; (ii) a high level of development of our performing talent; (iii) enhancing our production and creative teams and the infrastructure available to them; (iv) consistently marketing WWE effectively to our current and future fans; and (v) increasing our reach to international markets.

For the Company to achieve the level of success for which it is striving, we must continue to retain and incentivize management. The incentive compensation package for 2014 is described in detail below and was engineered for precisely that purpose. On balance, we believe the compensation structure, when enhanced with the three special equity compensation grants described below (to be made in 2015 and 2016), envisions and correctly incentivizes achievement of long-term growth and transformation while continuing to tie a significant portion of management’s compensation to annual financial performance through OIBDA and revenue goals. Equally important, we also believe that this incentive to transformation moderates the risk to drive short-term results at a longer-term risk to the Company and its stockholders.

Named Executive Officers. Our named executive officers for 2014 are:

Name	Title
Vincent K. McMahon	Chairman & Chief Executive Officer
George A. Barrios	Chief Strategy & Financial Officer
Paul Levesque	EVP, Talent, Live Events & Creative
Kevin Dunn	Executive Producer & Chief Global Television Production
Michael J. Luisi	President, WWE Studios

Elements of WWE’s Compensation Program. In general, the compensation package provided to senior management of the Company consists of three major components:

	Reward Component	Objectives	Determination of Component Value
Fixed Compensation	Base Salary	Provides a fixed element of compensation paid in cash to reward day-to-day contributions to the Company. Serves an attraction and retention tool.	Salary for each executive is determined based on a number of factors including: job responsibilities, tenure and experience, individual performance and a broad-based assessment of the market.
Variable Compensation	Short-Term Incentive Compensation	Provides cash-based reward for achievement of annual performance measures that are integral to the success of the Company and reinforce its business strategy and vision.

Executives are assigned a target annual incentive opportunity expressed as a percentage of his or her base salary.
Performance is measured against a detailed set of financial, strategic and individual performance measures. Payouts may be above or below target based on a rigorous assessment of performance relative to the goals established at the beginning of the performance period.

	Longer-Term Incentive Compensation	As a complement to the annual incentive plan, provides equity-based awards that are linked to the long-term performance of the Company thereby aligning executives’ and stockholders’ interests.	In general, an executive receives 100% of his or her longer-term incentive opportunity in the form of Performance Stock Units (“PSUs”). Consistent with the pay for performance principles of our compensation plan, the PSU awards may be earned at levels above or below target based on actual performance relative to pre-established goals.

The Compensation Committee believes that this program constitutes the appropriate mix of fixed and variable compensation as well as short-term and longer-term compensation, a significant portion of which is tied to Company performance, aligning the interests of management with those of our stockholders. We also believe that the design of our compensation program is generally consistent with other companies in the entertainment industry. The Company does not provide a defined benefit plan or other similar retiree benefits and generally does not provide its executive officers perquisites such as cars, club memberships or personal services. Therefore, these three components (base salary, annual cash incentive through our management incentive plan, and longer-term equity incentive), when added together, reflect an accurate picture of the total compensation awarded to our senior executives.

As further described below, in light of the critical need for the success of WWE Network, the Compensation Committee during 2014 became convinced that a special longer-term equity compensation grant was needed to reward and further solidify the retention of three key members of the management team. These special grants were made in 2015 and will appear in next year’s proxy statement, but are discussed in this proxy statement because the Compensation Committee considers them to be an important part of our forward-looking business efforts begun in the past couple years.

Mr. Levesque, as a key performer for the Company, and Mr. Luisi, as head of our Studios division, have certain additional compensation unique to their roles which is made pursuant to agreements described below.

Aligning Interests with Stockholders. The table below highlights key executive compensation practices that the Compensation Committee has implemented to encourage a high level of performance and alignment of management and our stockholders. The table also highlights compensation practices that the Committee has expressly avoided or rejected in support of building a strong governance culture and in the long-term interests of our stockholders.

	What We Do…		What We Do Not Do…
☑	Pay for Performance	☒	No gross-up payments to cover excise taxes or perquisites that pertain to executive or severance benefits
☑	Tie significant levels of compensation to corporate and individual goals	☒	No Guaranteed Annual or Multi-Year Bonuses
☑	Caps on Annual Bonuses and Long-Term Incentives	☒	No special executive retirement programs
☑	Stock Ownership and Stock Holding Requirements	☒	No Repricing of Underwater Stock Options
☑	Multiple performance metrics under short-term and longer-term incentive plans	☒	No excessive perquisites for executives
☑	Double Trigger for Change in Control Provisions	☒	No Dividend Equivalents Paid Prior to Vesting of Performance Awards (and never on unearned portion of awards)
☑	Independent Consultant Reports Directly to the Compensation Committee
☑	Review Tally Sheets When Making Executive Compensation Decisions
☑	Mitigate Undue Risk in Compensation Programs

Compensation Components

Salary. As part of our continuing effort to manage our fixed costs responsibly, we generally attempt to limit salary increases, restricting large increases to instances of promotions or extraordinary contributions to the Company’s performance. We expect to continue this practice. In the most recent annual performance review, which occurred in February 2015, salaries were set for 2015. The table below highlights recent annual base salaries for the named executive officers:

Name	2013	2014		2015
Vincent K. McMahon	$1,150,000	$1,184,500		$1,250,000
George A. Barrios	$632,500	$700,000	(1)	$728,000
Paul Levesque	$515,000	$550,000		$577,500
Kevin Dunn	$825,000	$825,000		$866,250
Michael J. Luisi	$577,500	$600,000		$624,000
____________________

(1)	Implemented in November 2013 in connection with a promotion.

Annual Incentive Bonuses. We believe that an annual management incentive bonus plan (“MIP”) that is based on personal and company-wide performance is generally an excellent format to incentivize executives to focus on critical financial and strategic short and mid-term goals. Our approach ties the participant’s interests to those of stockholders without the structural cost increases inherent in salary escalation and without encouraging unnecessary and excessive risk-taking. It acknowledges both individual efforts as well as the collective effort of all participants. For our named executive officers, MIP bonus targets in 2014 ranged from 50% to 100% of salary. Actual bonuses paid under the MIP to our named executive officers in respect of 2014 are set forth in column (g) of The Summary Compensation table.

For 2014, the Company established a three-prong test for purposes of determining funding of the MIP. Half of plan funding was based on the Company’s progress toward five strategic milestones which relate to the Company’s brand strength and its growth and transformation initiatives. Depending on the level of achievement toward these critical strategic objectives, the incentive pool would be funded in a corresponding amount. Achievement of an overall score of 3 out of a possible 10 would result in 60% of this half, or 30% of the total funding; an overall score of 5 would result in 100% of this half, or 50% of the overall funding; and an overall score of 10 would result in 200% of this half, or 100% of the overall funding, and this is the maximum funding permissible for this factor. The Compensation Committee also established a minimum revenue goal related to these strategic goals. In order to fund this factor, the Company must achieve net revenues in excess of $400 million for the fiscal year, regardless of the achievement of the strategic objectives.

The other half of MIP funding was based solely on financial objectives, with 30% based on total revenues and 20% based on OIBDA. At the beginning of 2014, management and the Committee had limited insight into projected financial results given the incipiency of WWE Network. During 2014, the Company also was in the process of negotiating its most significant television licenses, which were to become effective in late 2014 and the beginning of 2015 (and therefore their effect on the Company’s operating results for 2014 would be smaller relative to subsequent years). As a result of the uncertainty created by these transformative undertakings, the plan provided for a range of financial results that was wider than in previous years. The following table shows the MIP funding calculation with actual results for 2014 shaded.

Determination of MIP Funding Level (2014)

Strategic Milestones with Revenue Test Funding Factor (50% of MIP Funding)(1)		Revenue (30% of MIP Funding)	OIBDA (20% of MIP Funding)
Below Threshold	0-2 out of 10. No funding for this factor. Also no funding if revenue test ($400 million) is not met.	Less than $510 million. No funding for this factor.	Loss of greater than $45 million. No funding for this factor.
Threshold	3 out of 10 (60% of factor is funded).	$510 million (60% of factor is funded).	Loss of $45 million (60% of factor is funded).
Between Threshold and Target	4 out of 10 results in 80% of this factor being funded.	$540 million (80% of factor is funded). Actual Result: Revenues were $542.6 million for 83% of factor funding.	Loss of $30 million (80% of factor is funded). Actual Result: OIBDA was $15 million loss for 92% of factor funding.
Target	5 out of 10 (100% of factor is funded).	$573 million (100% of factor is funded).	$4 million (100% of factor is funded).
Between Target and Maximum	Each additional score results in an additional 20% funding of this factor. Actual Result: 6 out of 10 for 120% of factor.	Each addition $12 million results in an additional 25% of this funding factor (i.e. 7.5% of overall funding).	Each additional $7 million results in an additional 25% of this funding factor (i.e. 5% of overall funding).
Maximum	200% funding of this factor at a strategic goal score of 10 out of 10.	200% funding of this factor if revenues were $621 million or higher.	200% funding of this factor at OIBDA of $30 million or higher.
____________________

(1)	Regardless of the achievement amount of any of the strategic milestones, no funding on this half of the MIP would occur if the revenue test ($400 million) was not met. Revenues for 2014 were $542.6 million so the revenue test was met for 2014.

The determination of the strategic factors score for the foregoing purposes is set forth in the following table. Though these factors are not calculable on a purely mathematical basis, the strategic objective is scored by the Compensation Committee based on certain measures of success. The Compensation Committee reviews this scorecard on a quarterly basis.

Strategic Objectives	Benchmarks
Launch WWE Network (30%)	Number of WWE Network’s subscribers.
Maximize Value of Content (30%)	Increase in annual average value of domestic television license.
Drive International Growth (20%)	Number of countries in which WWE Network launches and increase in average value of key television licenses.
Brand Strength (10%)	Net Promoters Score and Number of social media followers.
Business Development (10%)	Number of projects.
Management Overall Score	6 (120% of factor funding)

The following table compares MIP funding for 2014 with that of prior recent years:

Calendar Year	Strategic Goal Score(1)	OIBDA Target	Revenue Target	Aggregate Funding of Incentive Pool
2012	6	$56.6 million	N/A	122%
2013	5	$63.9 million	N/A	50%
2014	6	$4.0 million	$573 million	103%
____________________

(1)	Includes minimum revenue target.

Once funding is established based on achievement of the performance and strategic factors described above, a participant is entitled to participate if his or her individual performance rating for the year is at or above a threshold of 2.5 out of 5.0. The actual amount of a participant’s payout is based on two factors: the individual’s performance rating and a more subjective determination of the executive’s contribution to the overall performance of the Company. The component relating to personal performance rating increases linearly from the threshold performance rating of 2.5 to a maximum level of 5.0. These ratings are scored by the executive’s supervisors with assistance from the Human Resources Department based on many factors such as competency, creativity, leadership and communication skills. Assuming hypothetically the Company achieves 100% of any of its funding targets, the maximum payment of the individual’s performance rating component (a score of 5.0) is 150% of that individual component target. Similarly, assuming hypothetically that the Company achieves 100% of any of its three funding targets, the maximum payout of the portion of an individual’s bonus arising from the executive’s contribution to the overall performance of the Company is 100% of the individual’s aggregate target bonus. In the event that the Company’s performance exceeded 100% of its three funding targets, the pool arising as a result of such excess would be allocated in whole or in part, based on the recommendation of the Company’s Chief Executive Officer and subject to the exercise of negative discretion by the Compensation Committee, equal to or below a maximum of 200% of target payout for each executive. The use of negative discretion to one executive will not necessarily result in an increased bonus to another executive. For 2014, maximum payments under the MIP were $5 million to any named executive officer. The Committee retains negative discretion to reduce any of these payouts. The Committee also retains discretion to pay out amounts outside of the plan but has exercised this discretion in the past only in limited circumstances and did not do so in respect of 2014.

In addition to participating in our MIP, under his employment agreement Michael J. Luisi is entitled to a bonus based upon the performance of our WWE Studios Division. Mr. Luisi’s employment agreement is described below in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-based Awards Table.”

Performance Stock Units. Our compensation program includes a longer-term component consisting of stock unit grants. Consistent with past practice, our normal annual grant of stock units in 2014 had a performance requirement under the 2007 Omnibus Incentive Plan which reinforces our pay for performance philosophy. There is also a service-based vesting requirement which extends beyond the performance period. The performance targets for our performance stock units mirror those set for the MIP described above. For the 2014 grants if at least one of the three threshold performance criteria - strategic score goal coupled with a minimum net revenue test, total revenues or OIBDA - were satisfied, the stock units would begin to accrue dividends and vest in three equal annual installments, with the first vesting occurring on or about July 20, 2015. The performance stock units have a sliding scale of 60% of the target units for a single performance test met at threshold up to a maximum cap of 200% of target if all three performance criteria are achieved at the maximum level. We believe this cap mitigates the potential risk that accompanies performance-based equity compensation. As referenced above under the description of our MIP, management performed at a level of 103% of overall target and this is the percentage of performance shares that were earned, subject to vesting.

We expect to continue to make annual grants of performance stock units for those at a level of Senior Vice President and higher and time-vesting restricted stock units for employees below this level during the first quarter of each year. We plan to continue our practice of making these performance stock grants (assuming we meet performance criteria in the year of the grant) and restricted stock units vest over three years on the same date in July each year beginning the year after the year in which the grant was made. The Committee closely monitors share usage through the approval of an annual share budget or “pool” that management may use. From this pool, management proposes individual grants at a separate meeting of the Compensation Committee and these individual grants are reviewed and approved by the Committee. The Committee may also make grants of restricted stock units for new hires, promotions and for retention on a case-by-case basis. Typically, these restricted stock units would not have a performance condition attached to the award. However, the awards would be subject to service vesting, generally over three years. We do not plan grants or vesting dates of stock units around news releases in order to provide any special benefits to our employees. For administrative convenience, the Committee reviews and ratifies, rather than approves in advance, grants of restricted stock units from an annual pool of 25,000 shares for new hires, promotions and for retention purposes to employees below the Senior Vice President level. No such grant may exceed 2,500 share units to any person in a year.

We believe that equity compensation is different from salary and bonus in that, due to its performance (in the case of senior executives) and time-vesting requirements, stock units serve both a retention and compensation purpose. Equity compensation (especially where it has both performance and time-vesting requirements) aligns interests of management with stockholders. We also hope that stock units, together with our 401(k) Plan, will be utilized by employees for retirement planning, as we do not provide a defined benefits retirement plan.

The following table shows the aggregate number of performance and restricted stock units granted to all eligible employees as part of our normal annual grant for the past few years and, for 2015, the special grants under the Performance Stock, Retention and Non-Competition Agreements recently entered into with three senior executives described below (the “Special Grants”). For grants in periods before 2015, the table also shows the number of shares earned based on performance achieved. The table does not include grants for new hires/promotions:

Calendar Year	Aggregate target units in Annual Grant (unadjusted)	Aggregate target units in Annual Grant (adjusted to reflect forfeitures)	Aggregate units earned in respect of such year
2012	622,700	581,300	709,186
2013	782,995	755 ,741	377,871
2014	368,991	309,815	319,569
2015	1,210,606	To Be Determined Based on	To Be Determined Based on
		2015 Performance	2015 Performance

Performance Stock, Retention and Non-Competition Agreements. The development and launch of WWE Network and the renegotiation of principal television agreements in several key markets around the world have brought about a significant transformation at the Company with a significant benefit to its net revenues. While more work is required, important strides have been made. In recognition of these efforts, as well as the need to continue them, which will require a significant commitment by these executive officers over and above their regular duties, the Committee approved special Performance Stock, Retention and Non-Competition Agreements (the “Agreements”) with three of its executive officers, George A. Barrios, Kevin Dunn and Michelle D. Wilson (who is not a named executive officer). Under the Agreements, the executives are each given grants of 174,095 performance shares (at target levels) which were calculated based on $2.5 million of value at the closing price of $14.36 per share on the date of approval by the Compensation Committee, February 12, 2015. The Agreements were entered into in March 2015 and the grants provided for in them will appear as compensation for 2015 in next year’s proxy statement, but are discussed in this proxy statement because the Compensation Committee considers them to be an important part of the forward-looking business efforts begun in the past couple years. The performance measures for the Special Grants are the same three performance measures (Revenue, OIBDA and Strategic Goals) as are used for the performance shares granted as a part of our normal annual grant. The minimum and maximum percentages of target at various performance levels and vesting periods are also the same as the annual grants however, instead of equal thirds, the shares will vest annually (beginning in July of the year after the performance tests are met) in 20%, 30% and 50% tranches, which we believe will strengthen the retention feature of these grants.

The Agreements provide for 12-month non-competition covenants and covenants prohibiting the solicitation of Company employees and/or business partners for a period of 12 months. Each executive also reiterates his or her non-disclosure obligations, which covenants continue indefinitely. Any breach of the non-competition, non-solicitation or non-disclosure obligations would result in a clawback of the shares or proceeds therefrom without limiting any other remedies the Company may have at law.

Each Agreement provides that an additional grant to the executive also with a target value of $2.5 million (using the closing stock price on or about the date of grant) shall be made by the Compensation Committee in February 2016, subject to the approval by stockholders of a new incentive compensation plan, using performance metrics to be set by the Compensation Committee at the time of the grant and otherwise on substantially the same terms as this grant.

For our named executive officers, the 2015 target number of units for both the normal annual grants and the special grants under the Agreements are as follows. Mr. McMahon historically has not participated in any equity grants due to his significant stock ownership in the Company.

Target (#)
Vincent K. McMahon	0
George A. Barrios	215,877
Paul Levesque	20,891
Kevin Dunn	215,877
Michael J. Luisi	25,070

Other Compensation Matters

Employment and Other Agreements. We have an amended and restated employment agreement with our Chairman and Chief Executive Officer, Vincent K. McMahon, under which we pay him an annual salary of $1,250,000 in respect of 2015 and he is entitled to participate in our management incentive plan with a target bonus of 100% of base salary. We also have an employment agreement with Michael Luisi, President, WWE Studios, who receives a salary of $624,000 in respect of 2015 and certain other payments. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

While we generally attempt to avoid entering into employment agreements with our other executives, we have individual severance arrangements with many of our executive officers including our named executive officers, which provide for a specified period of severance in the event of an involuntary termination of employment without cause. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on length of service, from a minimum of four (4) weeks to a maximum of one year. The employee is also entitled to a prorated bonus for the year of termination, at rates to be determined, if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. The Company believes that these severance arrangements are important for the Company to attract and retain high caliber employees.

Since he joined the Company as a performer in 1995, we have had a booking agreement with Mr. Levesque under which he is one of our top talent.

Stock Ownership Guidelines. We believe that it is in the best interests of our stockholders for management and directors to own a significant amount of our Common Stock. We have stock ownership guidelines for our Directors and our executive officers with a title of Executive Vice President or higher. Under the guidelines, the individual must attain the following multiple of base salary (or cash retainer, in the case of Directors):

Title	Multiple
Chairman and Chief Executive Officer	6x
Director	3x
EVP	2x

Valuations of ownership are made at the beginning of each year based on the average of the prior calendar year’s month-end closing stock prices. Until the required multiple of ownership is attained, 50% of the after-tax shares received upon the vesting of performance and restricted stock units must be retained by the individual. Once the respective multiple is attained, so long as none of the shares required for such attainment are disposed, the obligation remains met despite any subsequent decline in stock price.

Anti-Hedging Policy: Under the Dodd-Frank Act, the SEC is required to promulgate disclosure rules relating to hedging practices in Company securities granted as compensation by insiders. The Company does not believe that hedging to reduce investment risk of owning Company securities is an issue among its directors or executive officers, and to the Company’s knowledge, none of its directors or named executive officers has engaged in such hedging or pledged any of his or her Company securities. As a result, the Company has decided to await the adoption of these rules by the SEC prior to formulating an anti-hedging policy.

Clawbacks. The Company has not been faced with the situation of, and has no formal policies governing what would happen in the event of, a restatement or adjustment of financial statements on which prior bonuses or stock performance decisions have been made. However, the NYSE is expected to revise its listing standards in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) to require listed issuers to adopt and disclose clawback policies. Under such policies, an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws would trigger a clawback. The Company will be required to recover any erroneously awarded compensation payments that would not have been made had the restated accounting numbers been used. Payments made to current or former executive officers during the three-year period preceding the date of a restatement will be subject to this policy. Our existing incentive compensation plans will be reviewed and updated for consistency with the clawback rules when they are adopted by the SEC.

Tax Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held corporations for annual compensation over $1,000,000 paid to certain executives of that corporation. The Internal Revenue Code generally excludes from the $1,000,000 limitation, any compensation paid based on the attainment of pre-established, objective performance goals established under a stockholder-approved plan. The Compensation Committee uses, where practical, compensation policies and programs that are intended to preserve the tax deductibility of executive compensation; however, the Compensation Committee at its sole discretion may approve payment of nondeductible compensation from time to time if the Compensation Committee determines that it is in the best interest of our Company to do so.

Tally Sheets. Tally sheets are provided to the Compensation Committee annually to supplement its review of aggregate compensation for each executive officer in connection with setting salary, granting performance-based incentive compensation and longer-term equity incentive compensation for the year. Total compensation is reviewed from time to time vis-à-vis broad-based published market data to determine whether the compensation paid to our executives is generally competitive relative to the market. It should be noted that this market data is not obtained from a specified peer group but rather is a combination of both general industry and industry-specific (media) information. It is not the same as either of the groups used for comparison in the Cumulative Total Return Chart included in the Company’s Annual Report on Form 10-K. Given the challenges associated with benchmarking our compensation against direct competitors, we do not attempt to maintain a certain target percentile compensation level within a designated peer group.

Management’s Role in the Compensation-Setting Process. The Chairman and Chief Executive Officer and the Human Resources Department annually review the performance of each officer shortly after the financial results for a fiscal year are known. The conclusions and recommendations resulting from this review, including proposed salary, bonuses and equity-based grants, to individuals at the level of Senior Vice President or higher are presented to the Compensation Committee for its final approval.

Role of Compensation Consultant and Use of Market Data. During 2014, the Committee consulted with the Compensation Consultant who is paid by the Company and has access to management, but is hired by and reports directly to the Compensation Committee. To date, design aspects of compensation have been proposed by management, with the Compensation Consultant advising on the appropriateness of the design and market competitive levels of compensation. The Compensation Committee, however, does not specify limits either on the scope of the Compensation Consultant’s inquiry or on areas on which the Compensation Consultant is allowed to comment, other than to prohibit the Compensation Consultant from undertaking work on behalf of management without the Committee’s consent. The Compensation Consultant has never provided consulting services to the Company other than for executive and Director compensation, and the Committee has reviewed the Compensation Consultant’s independence and has determined that no conflicts of interest exist. The Committee annually reviews the Compensation Consultant’s independence (most recently in February 2015) and has affirmatively determined that no conflicts of interest exist.

2014 Say-on-Pay Advisory Vote Outcome. The Compensation Committee considered the results of the 2014 advisory, non-binding vote to approve executive compensation in connection with the discharge of its responsibilities. In excess of 99% of the vote of our shareholders in 2014 was in favor of the compensation of our named executive officers. Our stockholders have voted in an advisory vote to hold these advisory votes to approve executive compensation annually. As a result, the Board has decided that we will hold the advisory vote again this year as described in “Proposal 3 – Advisory Vote to Approve Executive Compensation.”

Conclusion

The Compensation Committee of the Board understands its responsibility for evaluating and approving the Company’s compensation programs, including reviewing and approving the Company’s compensation philosophy as well as corporate goals and objectives relative to incentive compensation, evaluating performance in light of those goals and determining compensation levels based on this evaluation. Management and, in particular, the Chairman and Chief Executive Officer and Human Resources Department, are instrumental in developing recommendations relating to the compensation program, subject to final approval by the Compensation Committee. The Compensation Committee is assisted in this regard by its independent Compensation Consultant.

We believe that we have an appropriate mix of compensation components along with competitive compensation levels that incentivize management and serve our attraction, retention and motivation goals while remaining fiscally prudent and not encouraging excessive risks. Going forward, while we may adjust certain aspects of the compensation program, we believe that it is fundamentally sound and abides by a strong pay for performance philosophy.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s currently effective Registration Statements on Form S-8, the following Report, and the Audit Committee Report set forth under Proposal 3 —Ratification of Selection of Independent Registered Public Accounting Firm, shall not be incorporated by reference into any such filings.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
David Kenin, Chair
Patricia A. Gottesman
Joseph H. Perkins

Summary Compensation Table

The following table sets forth certain information about the compensation of our Principal Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers who were serving as executive officers at December 31, 2014. These individuals are referred to as the “named executive officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)	Stock Awards ($)(e)		Non-Equity Incentive Plan Compensation ($)(g)	All Other Compensation ($)(i)		Total ($)(j)
Vincent K. McMahon	2014	1,179,192	0	0		1,220,035	14,658	(1)	2,413,885
Chairman & Chief Executive Officer	2013	1,142,308	0	0		575,000	7,650		1,724,958
	2012	1,100,000	0	0		1,342,000	14,358		2,456,359

George A. Barrios	2014	700,000	0	600,000	(2)	360,360	8,610	(1)	1,668,970
Chief Strategy & Financial Officer	2013	628,846	0	566,701		175,000	7,650		1,378,197
	2012	568,846	0	792,280		456,000	8,310		1,825,436

Paul Levesque	2014	544,615	0	300,000	(2)	283,140	1,647,431	(3)	2,775,186
EVP, Talent, Live Events & Creative	2013	512,692	0	0		130,000	1,868,639		2,511,331
	2012	488,462	0	0		305,000	2,118,769		2,912,231

Kevin Dunn	2014	757,692	0	600,000	(2)	424,710	9,090	(1)	1,791,492
Executive Producer	2013	811,538	0	749,996		175,000	7,650		1,744,184
	2012	796,154	0	1,007,980		761,300	8,742		2,574,176

Michael J. Luisi	2014	596,538	0	475,300	(2)	468,350	374,810	(4)	1,914,998
President, WWE Studios	2013	577,298	0	475,300		144,375	206,225		1,403,228
____________________

(1)	Consists of matching contributions under our 401(k) plan and certain life insurance payments.

(2)	Represents the aggregate grant date fair value of awards of restricted and performance stock units pursuant to our 2007 Omnibus Incentive Plan consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For these purposes, performance stock units are assumed to have been granted in amounts that would occur if the Company had met all performance criteria at 100% of target. Assuming hypothetically that the highest level of performance conditions had been achieved, the number of performance shares would have been 200% of the numbers included in the table which would result in maximum grant date values of $1.2 million for Messrs. Barrios and Dunn, $600,000 for Mr. Levesque and $950,600 for Mr. Luisi. For disclosure on assumptions made in the valuation of these awards, see “Note 17 -- Stock-based Compensation” to our Consolidated Financial Statements. For 2014, the Company achieved a score of six out of ten on its strategic objectives and met the related revenue threshold, achieved 92% of its OBIDA funding factor and 83% of its Revenue funding factor. Accordingly, 103% of the target stock awards were earned, subject to vesting in three equal annual instalments beginning July 2015. To the named executive officers, this totaled as follows: Mr. Barrios – 25,761 shares; Mr. Levesque – 12,880; Mr. Dunn – 25,761 shares; and Mr. Luisi – 20,407 shares.

(3)	Consists principally of performance fees and royalties paid to Mr. Levesque as one of the Company’s top talent. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table -- Employment and Booking Agreements.”

(4)	Consists principally of relocation expense reimbursements ($322,464) and a cash payment ($21,525) resulting from Mr. Luisi’s 2013 relocation to California, accrued and unused vacation under California law ($22,211), matching contributions under our 401(k) plan and certain life insurance payments. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table -- Employment and Booking Agreements.”

Grants of Plan-Based Awards for 2014

								Grant Date
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			Fair Value
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Stock
	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards(3)
Name (a)	(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	($)(l)
Vincent K. McMahon	2/24/14	142,140	1,184,500	2,369,000	0	0	0	0
George A. Barrios	2/24/14	50,400	420,000	840,000	3,001	25,010	50,020	600,000
Paul Levesque	2/24/14	33,000	275,000	550,000	1,501	12,505	25,010	300,000
Kevin Dunn	2/24/14	59,400	495,000	990,000	3,001	25,010	50,020	600,000
Michael J. Luisi	2/24/14	36,000	459,470 (4)	759,470 (4)	2,377	19,812	39,624	475,300
____________________

(1)	The amounts shown in column (c) reflect the generally applicable minimum payment level under the Company’s 2014 management incentive plan administered under the 2007 Omnibus Incentive Plan which is twelve percent (12%) of the target amount shown in column (d) (this assumes threshold of OIBDA test is met and all other performance measures are below thresholds). Actual minimums can be lower due to a restricted bonus pool available to the Company as a whole or due to the exercise of negative discretion. The amount shown in column (e) is 200% of the individual’s target, which was the maximum payment under the bonus plan.

(2)	The amounts shown in column (f) reflect the number of performance units that would be earned (subject to vesting) if the Company had met the threshold level of the OBIDA performance criteria and performed below its minimum for the other two performance criteria in 2014 which would result in a minimum performance level equal to 60% of 20% of the target number of shares shown in column (g). If the Company exceeds these thresholds, there is an increase to 100% of the target units at 100% attainment of the OIBDA and Revenue targets and a strategic goal score of five out of ten, which is reflected in column (g). Above those targets, the units increase up to a maximum possible grant under the plan of 200% of target units. This maximum number is shown in column (h). For 2014, the Company achieved a score of six out of ten on its strategic objectives and met the related revenue threshold, achieved 92% of its OBIDA funding factor and 83% of its Revenue funding factor. Accordingly, 103% of the target stock awards were earned, subject to vesting in three equal annual instalments beginning July 2015. To the named executive officers, this totaled as follows: Mr. Barrios – 25,761 shares; Mr. Levesque – 12,880; Mr. Dunn – 25,761 shares; and Mr. Luisi – 20,407 shares.

(3)	Reflects the full grant date fair value under FASB ASC Topic 718 of grants of stock units and is based upon the probable outcome of such conditions on the date of grant. The amounts are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures, and correspond with the 2014 stock award values in the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for more information about our restricted and performance stock units. For additional disclosure on assumptions made in the valuation of these awards, see “Note 17 – Stock-based Compensation” to our Consolidated Financial Statements.

(4)	Includes $159,470 paid under Mr. Luisi’s WWE Studios bonus described in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The Summary Compensation Table and Grants of Plan-Based Awards Table above provide certain information regarding compensation of our named executive officers. This narrative provides additional explanatory information regarding compensation of our named executive officers and should be read in conjunction with those tables.

Employment and Booking Agreements. Vincent K. McMahon. We have an amended and restated employment agreement with Mr. McMahon. This employment agreement has a term ending December 31, 2015, but automatically extends for successive one-year periods unless either party gives notice of non-extension at least 180 days prior to the expiration date. Under his employment agreement, Mr. McMahon is entitled to salary in the initial annual amount of $1,100,000, subject to increase in the discretion of the Compensation Committee (the Compensation Committee increased Mr. McMahon’s salary most recently to $1,250,000 in respect of 2015), and is entitled to participate in the Company’s incentive bonus plan with an annual target bonus of 100% of salary.

In the event we terminate Mr. McMahon’s employment other than for cause (as defined in his employment agreement) or if he terminates his employment for good reason (as defined) within the two-year period following a change in control (as defined), we are obligated to pay to Mr. McMahon compensation and benefits that are accrued but unpaid as of the date of termination, plus a payment equal to two times his base salary and, assuming the Company meets its minimum (threshold) performance targets for the year in which the termination occurs, two times his target bonus for that year. Payment of severance is conditioned on Mr. McMahon’s release of any claims against the Company and its affiliates. Mr. McMahon will also continue his health, accident, and life insurance benefit plan participation for a two-year period following such termination, unless he obtains substantially similar coverage with a new employer. The Company does not provide Mr. McMahon a tax gross up -- under his employment agreement, if any severance pay or benefits would constitute a “parachute payment,” the Company would reduce such payments to Mr. McMahon to the extent required so that they do not subject Mr. McMahon to excise taxes and such payments shall be deductible by the Company, unless the full parachute payments would result in a greater net benefit to Mr. McMahon after he pays all related excise taxes.

If Mr. McMahon dies or becomes disabled (as defined in the agreement) during the term of his agreement, or if we terminate Mr. McMahon’s employment for cause or if he resigns other than for good reason following a change in control, we are obligated to pay him (or his estate, as applicable) compensation and benefits accrued but unpaid as of the date of termination. The agreement also contains confidentiality covenants and covenants that, among other things, grant to the Company intellectual property ownership in his ideas, inventions and performances and prohibit him from competing with the Company and its affiliates in professional wrestling and our other core businesses during employment and for one year after termination. The agreement allows Mr. McMahon and members of his immediate family to use the Company’s aircraft for personal travel when it is not being used for business purposes. Personal use of the jet is paid for by Mr. McMahon so that no incremental cost is incurred by the Company.

Paul Levesque. Since he joined the Company as a performer in 1995, we have had a booking agreement with Mr. Levesque under which he is one of our top talent as an independent contractor. Under his current booking agreement, Mr. Levesque is entitled to a minimum guaranteed annual payment of $1,000,000 which the Company recoups from all payments under the agreement including pay for performing in live and televised events and royalties for merchandise sold utilizing Mr. Levesque’s name and/or likeness. Mr. Levesque has out-earned this minimum guarantee in each of the past several years. The agreement currently runs until March 30, 2016.

Michael Luisi. The Company has an employment agreement with Michael Luisi pursuant to which he receives a minimum salary of $577,500 (his current salary is $624,000). He is entitled to participate in the Company’s MIP with a target of 50% of base salary and entitled to participate in the Company’s performance stock unit plan. He was entitled to reimbursement for relocating to California in 2013, $322,464 of which reimbursement occurred in 2014 and a cash payment of $21,525 in connection with such relocation, all of which is included in the Summary Compensation Table. Under a 2014 amendment to his employment agreement, beginning in 2015 (in respect of calendar 2014), Mr. Luisi will be entitled to receive a revised studios incentive bonus equal to ten percent (10%) of the difference obtained by subtracting (x) Studios selling, general and administrative expense for a year from (y) the ultimate profits projected for films acquired, financed or produced for which principal photography was completed during his employment, in each case so long as that difference is greater than ten percent (10%) of the ultimate profit of those films in that year. Thereafter for ten years, appropriate upward or downward adjustments will be made to reflect changes in the ultimate profits of such films. In the event Mr. Luisi is terminated by the Company without cause, the bonuses will continue for two years (followed by adjustments up or down for ten (10) years) for all films for which principal photography was completed during his employment and released in the year preceding the bonus. This bonus program will be administered under the Company’s 2007 Omnibus Incentive Plan beginning in 2015 (it was executed too late in 2014 to be administered under the plan). In the event he resigns, Mr. Luisi is entitled to a bonus for a calendar year only if his employment continued until after the end of that calendar year. Previously, Mr. Luisi was entitled to a bonus of between six and twelve percent of Studio’s OIBDA (operating income before depreciation and amortization), subject to the achievement of minimum performance targets. In addition to any bonus noted above, in the event he is terminated by the Company without cause, or he is constructively terminated as described in his agreement, Mr. Luisi is entitled to continued salary and health benefits for one year and a pro-rated MIP bonus (if such termination occurs on or after July 1 of the year). The Agreement includes standard obligations on the part of Mr. Luisi relating to nondisclosure, intellectual property and non-solicitation of Company employees.

Other Agreements and Programs. While we generally attempt to avoid entering into employment agreements with our other executives, we have severance arrangements with many of our executive officers including our named executive officers, which provide for a specified period of severance (and, in certain instances, the vesting of equity beyond what is required by the plan) in the event of an involuntary termination of employment without cause. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on length of service, from a minimum of four (4) weeks to a maximum of one year. The employee is also entitled to a prorated bonus for the year of termination, at rates to be determined at the time of termination, if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. This policy covers any executive officers who do not have individual severance agreements. The Company believes that these severance provisions are necessary for the Company to attract and retain high caliber employees.

Performance and Restricted Stock Units. Under the terms of our Restricted Stock Unit Agreements, dividends accrue at the same rate as are paid on our shares of Class A common stock. In the case of performance stock units, dividends begin to accrue after the performance test has been met. This ensures that, to the extent shares are not earned due to a performance shortfall, no dividends will be paid on the units. Dividend accruals vest at the same time as the vesting of the restricted or performance stock units on which they accrue. Stock units generally vest over three years (assuming, in the case of performance units, that the performance test has been met), however the units have a double trigger accelerated vesting provision so that in the event of a change of control, if the employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles, such vesting is accelerated.

Management Incentive Plan. Our management incentive plan is administered under the 2007 Omnibus Incentive Plan and provides for incentive cash bonuses to be made annually based upon Company-wide and individual performance. The plan provides guidelines for the calculation of bonuses subject to Compensation Committee oversight and approval. For 2014, participants’ bonuses were based on two components, individual performance and Company performance. The participant had to meet threshold targets for both components in order to receive any bonus under the management incentive plan. Individual performance was scored based on many factors, such as competency, creativity, leadership and communication, with scores in each area and a final score, summarizing such factors, of between 0 and 5 and a threshold of 2.5. At the beginning of 2014, the Compensation Committee set a Company-wide performance target for Revenues, OIBDA and a series of strategic objectives relating to the Company’s brand strength and growth initiatives, all as described above in the “Compensation Discussion and Analysis.” As an additional performance requirement, the strategic objectives funding factor was deemed met only if the Company achieved net revenues in excess of $400 million for the year. Bonuses paid under the management incentive plan to named executive officers is included in the Summary Compensation Table.

Outstanding Equity Awards at December 31, 2014

	Stock Awards
Name(a)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)
Vincent K. McMahon	0		0
George A. Barrios	76,065	(1)	938,642	(2)
Paul Levesque	12,880	(1)	158,939	(2)
Kevin Dunn	92,312	(1)	1,139,130	(2)
Michael J. Luisi	62,598	(1)	772,459	(2)
____________________

(1)	Includes dividends that have accrued (at a non-preferential rate) as additional units but were not vested at December 31, 2014. Performance stock units vest in installments on or about July 20 of 2015, 2016 and 2017. Includes shares underlying 2014 annual grant of performance share units earned in 2014 at 103% of target.

(2)	These amounts are calculated by multiplying the closing price of the Company’s Common Stock of $12.34 on December 31, 2014, the last trading day in 2014, by the number of unvested stock units on that day.

Stock Vested during 2014

	Stock Awards
	Number
	of Shares	Value
	Acquired on	Realized
	Vesting	on Vesting
Name (a)	(#)(d)(1)	($)(e)
Vincent K. McMahon	0	0
George A. Barrios	47,072	590,754	(2)
Paul Levesque	0	0	(2)
Kevin Dunn	60,675	761,469	(2)
Michael J. Luisi	48,151 (3)	685,270	(3)
____________________

(1)	The number of shares acquired on vesting reflects the gross number of shares that vested, including shares withheld by the Company to cover the withholding tax payable upon such vesting.
(2)	The amounts are calculated by multiplying the number of shares vested by $12.55, the closing price on the trading day immediately preceding their vesting (July 18, 2014).
(3)	Of these shares, 9,875 vested on January 23, 2014 with a closing price for the shares on that date of $20.75. All other shares vested on July 18, 2014 and are valued under footnote 2 above.

Potential Payments Upon Termination or Change in Control.

Certain agreements with our named executive officers provide for severance and/or accelerated vesting of equity in the event of an involuntary termination without cause or a termination following a change in control. The Company also has a severance plan for all eligible employees (generally full-time employees and part-time employees who regularly work in excess of 30-hour weeks and, in either case, have at least one year of employment with the Company) which provides for severance in the case of involuntary termination of employment without cause, ranging, depending on title and length of service, from a minimum of four (4) weeks to a maximum of one year. The employee is also entitled to a prorated bonus for the year of termination, at rates to be determined, if his or her termination occurs after July 1 of the year. Employee health insurance is also provided during the severance period. Under the terms of our Performance and Restricted Stock Unit Agreements, in the event that, within 24 months after a change of control, as defined in the agreement, an employee is terminated without cause or terminates his or her employment as a result of a decrease in base salary, a change in responsibility or reporting structure or a change in employment location of more than 25 miles (“Constructive Termination”), such stock units and accrued dividend units will vest at the target level. The following is a quantification of such provisions, assuming hypothetically that the triggering event took place on the last business day of 2014 with the closing price per share of the Company’s Common Stock on that date of $12.34. All amounts are in dollars payable in a lump sum, except where noted.

				Constructive
				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control
Name	Upon Separation	($)		($)
Vincent K. McMahon	Compensation:
	Salary	2,369,000	(1)	2,369,000	(1)
	Bonus	2,369,000	(1)(2)	2,369,000	(1)(2)

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		0
	Continuation of health,
	accident and life insurance	23,038	(3)	23,038	(3)
	Total:	4,761,038		4,761,038

George A. Barrios	Compensation:
	Salary	700,000	(4)	0
	Bonus	420,000	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		929,387
	Continuation of health,
	accident and life insurance	36,814	(3)	0
	Total:	1,156,814		929,387

				Constructive
				Termination
		Involuntary		Following
	Executive Benefit	Not For Cause		Change in
	and Payments	Termination		Control
Name	Upon Separation	($)		($)
Paul Levesque	Compensation:
	Salary	550,000	(4)	0
	Bonus	225,000	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		154,312
	Continuation of health,
	accident and life insurance	36,814	(3)	0
	Total:	811,814		154,312

Kevin Dunn	Compensation:
	Salary	825,000	(4)	0
	Bonus	495,000	(2)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units	0		1,129,870
	Continuation of health,
	accident and life insurance	36,814	(3)	0
	Total:	1,356,814		1,129,870

Michael J. Luisi	Compensation:
	Salary	600,000	(4)	0
	Bonus	459,470	(5)	0

	Long-Term Incentive
	Compensation:
	Accelerated Vesting of
	Stock Units			765,111
	Continuation of health,
	accident and life insurance	36,814	(3)	0
	Total:	1,268,158		1,996,455
____________________

(1)	Includes voluntary resignation for good reason. Under his employment agreements, Mr. McMahon is required to maintain the confidentiality of Company information indefinitely after his termination and has a one-year non-compete covenant.
(2)	The Company met its minimum (threshold) performance targets under our MIP for 2014. Otherwise, this number would have been $0.
(3)	Estimate based on current rates and premiums for the Company under the Consolidated Omnibus Reconciliation Act (“COBRA”).
(4)	Payable over severance period.

(5)	$159,470 of this amount is a bonus tied to the results of our Studios Division and the films released in a year, which would be unknowable at the time of any actual separation. For these purposes, we have included the actual bonus to be paid in respect of 2014 and reflected in the Summary Compensation Table. For the remaining $300,000, this is included because the Company met its minimum (threshold) performance targets under our MIP for 2014. Otherwise, this portion of the amount would have been $0.

Equity Compensation Plan Information

The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2014.

	Number of securities		Number of securities remaining
	to be issued upon	Weighted-average	available for future issuance
	exercise of outstanding	exercise price of	under equity compensation
	options, warrants	outstanding options,	plans (excluding securities
	and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by
security holders:
2012 Employee Stock Purchase Plan	0	N/A	1,817,044
2007 Omnibus Incentive Plan
Performance and Restricted
stock units	852,988	N/A	2,358,157
Equity compensation plans not approved
by security holders	N/A	N/A	N/A
Total	852,988		4,175,201

Director Compensation for 2014

We pay our non-employee Directors a retainer at an annual rate of $85,000, payable in equal quarterly installments in arrears. In addition, we pay our Audit and Compensation Committee Chairs an annual fee of $12,000, and our Governance & Nominating Committee Chair an annual fee of $8,000, in each case payable in equal quarterly installments in arrears. Non-employee Directors also receive a fee of $1,500 for each Board meeting that they attend in person and a fee of $500 for each Board meeting in which they participate by telephone. They receive a fee of $1,500 for each Committee meeting they attend, whether in person or telephonically. Fifty percent of a Director’s retainer is paid in unrestricted shares of our Class A common stock and, at the election of the Director, the remaining 50% of such retainer, together with all chair and meeting fees, may be paid either in such shares or in cash. All Directors receive reimbursement of expenses incurred in connection with participation in our Board and Committee meetings. Management Directors do not receive additional compensation for their services as a Director. This compensation is reviewed every other year. In its last review, in October 2014, the Compensation Committee recommended against raising this compensation, and that recommendation was followed by the full Board. Effective February 1, 2015, the Company entered into Indemnification Agreements with outside directors. The Company’s Charter and By-laws provide for indemnification of officers and directors to the fullest extent allowed by applicable law, so these agreements did not add additional indemnity obligations to the Company but rather put certain timelines and procedures in place for decisions relating to indemnification.

The following table sets forth the components of total compensation earned during 2014 by our non-employee Directors.

			Stock
	Fees Earned or		Awards		Total
Name (a)	Paid in Cash		($)(c)		($)(h)
Stuart U. Goldfarb	46,404		42,500	(1)	88,904
Patricia A. Gottesman	49,404		42,500	(1)	91,904
David Kenin	58,391		42,500	(1)	100,891
Laureen Ong	24,758	(2)	21,250	(1)(2)	46,008	(3)
Joseph H. Perkins	55,404		42,500	(1)	97,904
Robyn W. Peterson	0	(3)	0	(3)	0	(4)
Frank A. Riddick, III	64,399		42,500	(1)	106,899
Jeffrey R. Speed	61,404		42,500	(1)	103,904
____________________

(1)	Represents the aggregate grant date fair value under FASB ASC Topic 718. See “Security Ownership of Certain Beneficial Owners and Management” for a description of the number of shares of our Class A common stock owned by each of our Directors.
(2)	Ms. Ong joined our Board in July 2014.
(3)	Mr. Peterson joined our Board in February 2015.

Certain Relationships and Related Transactions

Stephanie McMahon is the daughter of Vincent McMahon, and Paul Levesque is her husband. Both Stephanie McMahon and Paul Levesque are executive officers and directors of the Company and are nominated for election to the Board of Directors at the upcoming Annual Meeting. Each is a performer for the Company. These executives receive compensation in their capacities as employees and as independent contractor performers for the Company including participating in talent royalties for certain Company products bearing his or her name and/or likeness. Each has a booking contract with the Company. Ms. McMahon’s total compensation in 2014 in all these capacities was approximately $1,462,575. Mr. Levesque’s compensation is detailed in the Summary Compensation Table. While, under its charter, the Audit Committee is responsible for reviewing and approving related party transactions, which the Company defines as those required to be disclosed by applicable SEC regulations, the Audit Committee does not review the retention of Stephanie McMahon or Paul Levesque each year, nor does it approve their levels of compensation. Instead, as to levels of their compensation as employees, the Audit Committee relies on the approval procedures of the Compensation Committee. Their pay as performers is negotiated by the Company’s Chairman/Chief Executive Officer, the Company’s Talent Relations Department and/or the Company’s film studio, as applicable. The Audit Committee believes this oversight to be consistent with relevant industry expertise and good business practice. While no written policies exist, the Audit Committee believes it would apply a standard of reasonable business practices to any other related party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Based on information available to us during 2014, we believe that all Section 16(a) filings were made timely.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of March 2, 2015 by (1) each stockholder known by us to be the beneficial owner of more than five percent of either Class A common stock or Class B common stock; (2) each of the Directors and named executive officers; and (3) the Directors and executive officers as a group. Unless otherwise indicated, the address of each stockholder listed in the table below is 1241 East Main Street, Stamford, Connecticut 06902.

		Amount and Nature
		of Beneficial
Title of Class	Name and Address of Beneficial Owner	Ownership		% of Class
Class B(1)	Vincent K. McMahon	39,272,641	(2)	92.8
Class B(1)	Linda E. McMahon	6,515,809	(3)	15.4
Class B(1)	Stephanie McMahon	2,511,071	(4)	5.9
Class A	Lindsell Train Limited(5)	3,825,500		11.5
	Cayzer House
	30 Buckingham Gate
	London SW1E6NN UK
Class A	Eminence Capital, LP(6)	3,239,502		9.7
	65 East 55th Street, 25th Floor
	New York, NY 10022
Class A	Morgan Stanley(7)	2,254,264		6.8
	1585 Broadway
	New York, NY 10036
Class A	Thompson, Siegel & Walmsley LLC(8)	1,888,761		5.7
	6806 Paragon PL, Ste 300
	Richmond, VA 23230
Class A	Pinnacle Associates, Ltd.(9)	1,818,845		5.5
	335 Madison Ave, Ste 1100
	New York, NY 10017
Class A	BlackRock, Inc.(10)	1,789,853		5.4
	55 East 52nd Street
	New York, NY 10022
Class A	George A. Barrios	153,907		*
Class A	Kevin Dunn	137,050		*
Class A	Paul Levesque	50,764	(11)	*
Class A	Michael J. Luisi	30,000		*
Class A	Stuart U. Goldfarb	12,419		*
Class A	Patricia A. Gottesman	13,388		*
Class A	David Kenin	24,747		*
Class A	Laureen Ong	771		*
Class A	Joseph H. Perkins	12,073		*
Class A	Robyn W. Peterson	0		*
Class A	Frank A. Riddick, III	24,749		*
Class A	Jeffrey R. Speed	21,624		*
Class A and Class B(12)	All Executive Officers and Directors as a	42,360,089		56.1
	(Group (18 Persons)
____________________

*      Less than one percent.

(1)	Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the election of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon or his wife, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock. Assuming hypothetically that all shares of Class B were converted into Class A, the only five percent stockholders would be Mr. McMahon, with 52% of the Class A common stock, and Linda McMahon, with 8.6% of the Class A common stock.
(2)	Excludes 566,670 shares of Class B common stock and 100 Shares of Class A common stock owned by Mr. McMahon’s wife, Linda McMahon. Includes 5,949,039 shares held by the Vincent K. McMahon 2013 Irrev. Trust U/A dated 12/5/13 (the “2013 GRAT”) over which Mr. McMahon has unilateral power to sell. Due to her ability to vote and sell shares held by the 2013 GRAT, its 5,949,039 shares are also reported as beneficially owned by Linda McMahon in the table above.
(3)	Includes 566,670 shares of Class B and 100 shares of Class A held directly by Mrs. McMahon and 5,949,039 shares of Class B common stock held by the 2013 GRAT over which Mrs. McMahon has sole voting power and unilateral power to sell. Due to his ability to sell shares held by the 2013 GRAT, its 5,949,039 shares are also reported as beneficially owned by Mr. McMahon in the table above.
(4)	Includes (i) 51,945 shares of Class A common stock held by Ms. McMahon; (ii) 609,733 shares of Class B common stock held by the Stephanie McMahon Levesque Trust U/A Vincent K. McMahon Irrevocable Trust, dated June 24, 2004 (the “2004 Trust”); and (iii) 1,849,393 shares of Class B common stock held by the Stephanie McMahon Levesque Trust u/a Vincent K. McMahon Irrev. Trust dtd. 12/23/2008 (the “2008 Trust”). Ms. McMahon is the sole beneficiary of the 2004 Trust and a beneficiary of the 2008 Trust. She has sole voting and investment power over the shares held by the 2004 Trust and has sole investment power over the shares held by the 2008 Trust. Excludes shares held by Paul Levesque, Ms. McMahon’s husband.
(5)	The amount shown is derived from an Amended Schedule 13G, filed February 11, 2015. Lindsell Train Ltd, (“Lindsell”) is an investment adviser with power to dispose of these shares and shared power to vote 2,985,500 of the shares. Messrs. Michael James Lindsell and Nicholas John Train each owns a significant membership interest in Lindsell and therefore may be deemed to control shares held by Lindsell.
(6)	The amount shown is derived from an Amended Schedule 13G, filed February 17, 2015. Eminence Capital, LP is a management company to several Eminence funds owning shares, and Eminence GP, LLC, is the general partner or manager of certain partnerships and master funds owning shares, and each therefore may be deemed to have voting and dispositive power over those shares. Ricky C. Sandler is CEO of Eminence Capital, LP and may be deemed to have voting and dispositive power over the shares.
(7)	The amount shown is derived from an Amended Schedule 13G, filed February 5, 2015. Morgan Stanley is a parent holding company of Morgan Stanley Capital Services LLC.
(8)	The amount shown is derived from a Schedule 13G, filed February 6, 2015. Thompson, Siegel & Walmsley LLC is an investor adviser with sole power to vote 1,218,520 and shared power to vote 670,241 and sole power to dispose of all shares.
(9)	The amount shown is derived from a Schedule 13G, filed February 17, 2015. Pinnacle Associates, Ltd. is an investment adviser with shared voting and dispositive power over the shares.
(10)	The amount shown is derived from a Schedule 13G, filed February 3, 2015. BlackRock, Inc. is a parent holding company with sole power to vote 1,726,998 of the shares and sole power to dispose of all of the shares.
(11)	Excludes shares held by Stephanie McMahon, Mr. Levesque’s wife.
(12)	Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board of Directors has recommended that the stockholders ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015. Deloitte & Touche LLP has audited our consolidated financial statements since 1984. Although ratification of this selection is not legally required, the Board of Directors believes that it is appropriate for the stockholders to ratify such action as a matter of good corporate governance. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider their appointment as our independent registered public accounting firm. We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

Independent Auditors Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for calendar years 2014 and 2013, and fees for other services rendered by Deloitte & Touche during those periods.

	2014	2013
Audit Fees (a)	$1,315,002	$1,171,140
Audit-Related Fees (b)	0	37,500
Tax Fees (c)	0	0
All Other Fees (d)	137,199	0
Total	$1,452,201	$1,208,640
____________________

(a)	“Audit Fees” were for the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and other services related to SEC matters including attestation of management’s assessment of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(b)	”Audit-Related Fees” were for certain financial due diligence procedures relating to potential business partners.
(c)	No fees were incurred for tax compliance, tax advice or tax planning during 2014 or 2013.
(d)	“All Other Fees” were for advisory services relating to a system implementation as well as a technology security assessment.

The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Deloitte & Touche. In general, the provision of such services must be compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee annually reviews and pre-approves services on a list of generally pre-approved services, subject to projected dollar fees, and the Committee is updated from time to time at regularly scheduled meetings as to the actual fees vis-à-vis these projections. All of the services provided by Deloitte & Touche in the table above were pre-approved by the Audit Committee. If additional services are identified throughout the year, they are taken to the Audit Committee’s Chair for pre-approval. The Audit Committee Chair is designated to pre-approve them, reporting such pre-approval to the entire Audit Committee at its next meeting, unless such services have projected fees in excess of $25,000, in which case they are to be pre-approved by the entire Audit Committee.

Audit Committee Report

The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange and applicable regulations of the SEC. The Audit Committee operates pursuant to a charter, a copy of which is available on the Company’s website (corporate. wwe.com/governance/board.jsp).

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 16, Communication with Audit Committees, and Rule 2-07, Communication with Audit Committees, of Regulation S-X. The Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this Report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

While the members of the Audit Committee meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws, they are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte and Touche LLP is in fact independent.

The Audit Committee
Frank A. Riddick, III, Chair
Stuart U. Goldfarb
Jeffrey R. Speed

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Our stockholders voted in 2011, in a non-binding vote, in favor of the submission of the Company’s executive compensation annually to our stockholders on a non-binding basis, and our Board has adopted that approach. In accordance with an amendment to the Exchange Act adopted by Congress as part of the Dodd-Frank Act, we are including in this proxy statement a non-binding vote to approve the compensation for our named executive officers. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

As required by SEC compensation disclosure rules, we have described our executive compensation program in the “Executive Compensation” section of this proxy statement (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables).

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who will provide leadership for the Company, driving success across our numerous competitive revenue streams. The Company seeks to accomplish this goal in a way that rewards performance while remaining aligned with the Company’s stockholders’ long-term interests rather than rewarding inappropriate risk taking. The Company believes that its executive compensation program satisfies this goal.

Our Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include the “Compensation Discussion and Analysis” section and the related compensation tables and narrative disclosures, is hereby APPROVED.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

Stockholder proposals for inclusion in our proxy materials for our 2016 Annual Meeting must be received at the Company’s principal executive offices, 1241 East Main Street, Stamford, CT 06902 Attention: Corporate Secretary on or before November 13, 2015. Under our By-laws, any stockholder proposal received after that date will be considered timely for purposes of the 2016 Annual Meeting only if the stockholder provides our Corporate Secretary notice of the proposal no earlier than January 21, 2016, and not later than February 23, 2016; provided that if the 2016 Annual Meeting is held on or before April 7, 2016, our Corporate Secretary must receive a stockholder’s notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement or Notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to WWE, 1241 East Main Street, Stamford, CT 06902, Attention: Corporate Secretary or by telephoning a request to our Corporate Secretary at (203) 352-8600.

OTHER MATTERS

The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2014 Annual Report (which includes our Form 10-K for the year) is available on the website that is accessible as provided in the Notice. A copy is being sent with this Proxy Statement to all stockholders who requested them as provided in the Notice. Our Annual Report on Form 10-K for the year ended December 31, 2014 is also available on our website at corporate.wwe.com/documents/2014_10-K.pdf. We will also mail a copy of the Form 10-K to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902; Attention: Corporate Secretary. To register for electronic delivery for future mailings, you can go to proxyvote.com.

By Order of the Board of Directors, Vincent K. McMahon Chairman and Chief Executive Officer

WORLD WRESTLING ENTERTAINMENT, INC.
1241 EAST MAIN STREET
STAMFORD, CT 06902
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY Of FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M85019-P60951	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
WORLD WRESTLING ENTERTAINMENT, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees:

01)	Vincent K. McMahon	06)	Laureen Ong
02)	Stephanie McMahon Levesque	07)	Joseph H. Perkins
03)	Paul Levesque	08)	Robyn W. Peterson
04)	Stuart U. Goldfarb	09)	Frank A. Riddick, III
05)	Patricia A. Gottesman	10)	Jeffrey R. Speed

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Advisory vote to approve Executive Compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them			☐
on the back where indicated.

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M85020-P60951

PROXY/VOTING INSTRUCTION CARD
WORLD WRESTLING ENTERTAINMENT, INC.
ANNUAL MEETING TO BE HELD ON APRIL 23, 2015 AT 10:00 A.M. EASTERN TIME
FOR HOLDERS AS OF FEBRUARY 27, 2015

This proxy is solicited on behalf of the Board of Directors

By signing this card, I (we) hereby authorize GEORGE A. BARRIOS and MICHAEL WEITZ, or either of them, each with full power to appoint his substitute, to vote as Proxy for me (us) at WWE's Annual Meeting of Stockholders to be held at Hilton Stamford Hotel, One First Stamford Place, Stamford Connecticut 06902, on Thursday, April 23, 2015 at 10:00 a.m., Eastern Time, or any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side